Exhibit 99.1

Optimer Pharmaceuticals Reports Second Quarter 2010 Financial Results

SAN DIEGO — August 4, 2010 - Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) today reported financial results for the second quarter ended June 30, 2010.  Optimer reported a net loss for the second quarter of 2010 of $10.4 million, or $0.27 per share, which was in line with the Company’s expectations. This compares to a net loss for the second quarter of 2009 of $12.4 million, or $0.37 per share.  The decrease in net loss was primarily due to lower research and development expenses offset by an increase in general and administrative expenses.

Research and development expenses in the second quarter of 2010 were $6.4 million, compared to $10.7 million in the second quarter of 2009.  The decrease was primarily due to a decrease in fidaxomicin and Pruvel™ development expenses.  Additionally, the prior year’s expenses included certain expenses that were reimbursed to Biocon Limited (NSE: BIOCON). The increase in general and administrative expenses of $1.8 million was due to higher compensation expenses, including a $1.3 million increase in non-cash stock compensation expenses compared to the second quarter of 2009.  As of June 30, 2010, Optimer held cash, cash equivalents and short-term investments of $66.6 million.

“Last quarter, we achieved key milestones in our pre-approval activities for fidaxomicin by securing a commercial manufacturing agreement with Biocon and by submitting a Marketing Authorization Application for European marketing approval,” said Pedro Lichtinger, Optimer’s President and Chief Executive Officer.  “We expect another strong presence at ICAAC and IDSA with additional data from our fidaxomicin Phase 3 studies.  As we head into the second half of this year, we are focused on completing our New Drug Applications with the FDA for both fidaxomicin and Pruvel.”

Recent Corporate Highlights

•      Submitted a Marketing Authorization Application to the European Medicines Agency for marketing approval of fidaxomicin for the treatment of Clostridium difficile infection.

•      Optimer and Biocon Limited, entered into a long-term supply agreement for the commercial manufacture of the active pharmaceutical ingredient in fidaxomicin.

•      Received a $500,000 milestone payment from Cempra Pharmaceuticals as a result of Cempra’s continuing development of a next-generation macrolide (CEM-101) for the treatment of respiratory infections.  Cempra licensed CEM-101 from Optimer, and has successfully completed a Phase 1 study.

•      Pedro Lichtinger succeeded Michael N. Chang, Ph.D. as Optimer’s President and Chief Executive Officer and also was appointed to the Board of Directors.  Dr. Chang has remained on the Board of Directors as the Chairman and is serving as a consultant.  Mr. Lichtinger joined Optimer with more than 30 years of global experience in the pharmaceutical industry.  He served as an executive of Pfizer, Inc. from 1995 to 2009, most recently as President of Pfizer’s Global Primary Care Business Unit, where he oversaw operations in North America, Europe, Korea, and Australia with revenues of $23 billion and 15,000 employees.

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing hospital specialty products to treat serious infections and address unmet medical needs. Optimer has two late-stage anti-infective product candidates under development. Fidaxomicin is a narrow spectrum antibiotic being developed for the treatment of Clostridium difficile infection (CDI).  In two Phase 3 trials completed by Optimer to study the safety and efficacy of fidaxomicin for the treatment of CDI, fidaxomicin was statistically superior to vancomycin in global cure rate (defined as cure with no recurrence within four weeks of completing therapy) as well as statistically superior in reducing recurrences of CDI by up to 50% when compared with vancomycin, the only FDA approved product for CDI. Pruvel™ is a prodrug in the fluoroquinolone class of antibiotics being developed as a treatment for infectious diarrhea.  Optimer has also successfully completed two Phase 3 trials with Pruvel.  Additional information can be found at http://www.optimerpharma.com.

Forward-looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to the development of fidaxomicin and Pruvel and the timing and plans related to regulatory filings and presentations of clinical trial results. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: the timing, progress and likelihood of success of its product research and development programs, uncertainty regarding regulatory requirements for approval, the timing of regulatory submissions and the uncertainty regarding whether such submissions will be accepted or approved, and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.

Contacts

Optimer Pharmaceuticals, Inc.

Christina Donaghy, Corporate Communications Manager

John D. Prunty, Chief Financial Officer & VP Finance

858-909-0736

Canale Communications, Inc.

Jason I. Spark, Senior Vice President

619-849-6005

Optimer Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues:
Research grants	$357,436	$324,778	$654,873	$407,790
Collaborative research agreements	—	100,000	—	100,000
Total revenues	357,436	424,778	654,873	507,790
Operating expenses:
Research and development	6,419,251	10,737,277	17,780,830	19,651,349
Marketing	656,464	266,267	925,058	461,063
General and administrative	3,686,442	1,871,309	6,075,154	3,919,809
Total operating expenses	10,762,157	12,874,853	24,781,042	24,032,221
Loss from operations	(10,404,721)	(12,450,075)	(24,126,169)	(23,524,431)
Interest income and other, net	53,719	88,070	78,497	275,038
Consolidated net loss	$(10,351,002)	$(12,362,005)	$(24,047,672)	$(23,249,393)
Net loss attributable to noncontrolling interest	290,105	—	491,020	—
Net loss attributable to Optimer Pharmaceuticals, Inc.	$(10,060,897)	$(12,362,005)	$(23,556,652)	$(23,249,393)
Basic and diluted net loss per share attributable to Optimer Pharmaceuticals, Inc. common stockholders	$(0.27)	$(0.37)	$(0.66)	$(0.73)
Shares used to compute basic and diluted net loss per share attributable to common stockholders	38,306,910	33,083,447	36,663,380	31,816,553

Optimer Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

	June 30	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$31,377,616	$17,054,328
Short-term investments	35,180,463	21,131,145
Prepaid expenses and other current assets	816,983	416,859
Total current assets	67,375,062	38,602,332
Property and equipment, net	803,989	672,896
Long-term investments	882,000	882,000
Other assets	503,741	498,762
Total assets	$69,564,792	$40,655,990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,447,820	$2,625,240
Accrued expenses	2,113,604	5,025,669
Total current liabilities	5,561,424	7,650,909
Deferred rent	200,179	253,474
Commitments and contingencies	—	—
Stockholders’ equity	63,803,189	32,751,607
Total liabilities and stockholders’ equity	$69,564,792	$40,655,990